Exhibit 99.1

POZEN Reports First Quarter Results; Data will be presented at the American Headache Society's 45th Annual Scientific Meeting in June

    CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 8, 2003--POZEN Inc.
(Nasdaq: POZN), a pharmaceutical development company with a portfolio of product candidates for the treatment of migraine, today announced results for the first quarter ended March 31, 2003.

    First-Quarter Results

    POZEN is a development-stage company that did not record revenues for the first quarter of 2003 or 2002.
    For the first quarter of 2003, the company reported total operating expenses of $5.0 million compared to $7.3 million in the first quarter of 2002. Operating expenses excluding the non-cash amortization of deferred compensation were $4.7 million in the first quarter of 2003 compared to $6.6 million in the first quarter of 2002. The non-cash amortization of deferred compensation in connection with employee stock option grants was $279,000 and $744,000 for the 2003 and 2002 three-month periods, respectively. The 2003 first quarter decrease in operating expenses was due primarily to a reduced level of clinical development activities for MT 100 and MT 300, both of which have completed all planned Phase III clinical trials, along with lower MT 400 development activities.
    POZEN's net loss attributable to common stockholders was $4.8 million, or $0.17 per common share, for the quarter ended March 31, 2003 compared to $7.0 million, or $0.25 per common share, for the 2002 quarter. At March 31, 2003, the company had approximately $46 million in cash and cash equivalents.

    Business Highlights

    POZEN announced in March 2003 that the New Drug Application (NDA) for MT 300 was accepted for filing by the U.S. Food and Drug Administration (FDA) and is under review. The company submitted an NDA for MT 300 to the FDA in December 2002. MT 300, a proprietary formulation of injectable dihydroergotamine mesylate (DHE) in a pre-filled syringe, is being developed to provide long-lasting pain relief for patients needing a convenient injectable therapy for severe migraine attacks.
    Earlier in the quarter, the company received a new patent for MT 300 from the United States Patent and Trademark Office. The patent provides protection through claims relating to therapeutic packages containing a high potency formulation of DHE in a pre-filled syringe.
    "We currently have two marketing applications under review and will add a third with the planned NDA submission for MT 100, our oral product candidate designed for first-line migraine therapy, to the FDA in mid-2003. We also are looking forward to the presentation of data regarding MT 300 at the upcoming American Headache Society's 45th Annual Scientific Meeting in Chicago in June", said John R. Plachetka, Pharm.D., chairman, president and chief executive officer of POZEN.

    Financial Guidance

    POZEN expects operating expenses for the second quarter of 2003 to be in the range of $4.5 million to $5.5 million, excluding non-cash deferred compensation of $143,000 in the second quarter of 2003. For the year, POZEN expects operating expenses to be in the range of $19 million to $21 million, excluding non-cash deferred compensation of $510,000 for the full year. POZEN expects that total operating expenses, including non-cash deferred compensation, for the second quarter of 2003 and for the 2003 year to be in the range of $4.6 million to $5.6 million, and $19.5 million to $21.5 million, respectively.

    First-Quarter Results Conference Call

    POZEN will hold a conference call to discuss first-quarter results and management's outlook at 11:00 a.m. Eastern time on Thursday, May 8, 2003. The call can be accessed live and will be available for replay over the Internet via www.pozen.com.

    About POZEN

    POZEN is a pharmaceutical development company committed to building a portfolio of products with significant commercial potential in select therapeutic areas. POZEN's initial focus is on developing products for migraine therapy, a global market expected to exceed $3 billion this year. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN."
    Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and FDA approval of our product candidates; our inability to enter into or maintain, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2002 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

    POZEN is on the Internet at www.pozen.com



                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)

                                               Three Months Ended
                                                    March 31,
                                            --------------------------
                                                2003          2002
                                            --------------------------
Operating expenses:
   General and administrative               $ 1,863,151   $ 1,757,501
   Research and development                   3,112,864     5,579,444
                                            ------------  ------------
Total operating expenses                      4,976,015     7,336,945
Interest income, net                            143,269       316,672
                                            ------------  ------------
Net loss attributable to common
   stockholders                             $(4,832,746)  $(7,020,273)
                                            ============  ============

Basic and diluted net loss per common
   share                                    $     (0.17)  $     (0.25)
                                            ============  ============

Shares used in computing basic and
   diluted net loss per common share         28,150,319    28,038,315
                                            ============  ============
                              POZEN Inc.
                             Balance Sheet
                              (Unaudited)

                                              March 31,    March 31,
                                                2003         2002
                                            ------------ -------------
                    ASSETS
Current assets:
 Cash and cash equivalents                  $45,973,619   $50,056,251
 Prepaid expenses and other current assets      499,384       553,371
                                            ------------ -------------
    Total current assets                     46,473,003    50,609,622
Equipment, net of accumulated depreciation      396,654       425,369
                                            ------------ -------------
    Total assets                            $46,869,657   $51,034,991
                                            ============ =============

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                           $   385,162   $   179,374
 Accrued expenses                             1,835,928     1,657,074
                                            ------------ -------------
    Total current liabilities                 2,221,090     1,836,448
Total stockholders' equity                   44,648,567    49,198,543
                                            ------------ -------------
    Total liabilities and stockholders'
     equity                                 $46,869,657   $51,034,991
                                            ============ =============


    CONTACT: POZEN Inc.
             Matt Czajkowski, Chief Financial Officer, 919/913-1030 Lisa Barthelemy, Director, Investor Relations
             919/913-1044